CINCINNATI  FINANCIAL  CORPORATION

Investor Contact:  Heather J. Wietzel

513-870-2768

CINF-IR@cinfin.com

Media Contact:  Joan O. Shevchik

513-603-5323

Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Vice Chairman James E. Benoski to Retire
from Executive Management

• Ends active employment effective January 16, 2009

• Continues as vice chairman of the board

CINCINNATI, December 23, 2008 – Cincinnati Financial Corporation (Nasdaq: CINF) today confirmed another step in previously announced executive transitions with the retirement from active employment of Vice Chairman James E. Benoski, effective January 16, 2009. Benoski continues to serve on the board of directors.

Benoski stepped down on July 1, 2008, from his positions as president, chief operating officer and chief insurance officer of Cincinnati Financial Corporation, chief executive officer and chief insurance officer of all of the insurance subsidiaries and president of the lead insurance subsidiary, The Cincinnati Insurance Company.

Benoski has served as a director of all property casualty insurance subsidiaries since 1999 and as a director of Cincinnati Financial since 2000. He joined the company’s field claims operations in Alabama in 1971, relocating two years later to the company’s headquarters in Cincinnati. He was promoted to vice president in 1983 and to senior vice president and manager of the Headquarters Claims department in 1996.

Jack Schiff, Jr., CPCU, chairman of the board, commented, “Jim’s dedication, character and work ethic inspire associates at all levels. Jim sees straight to the heart of any matter. As an executive officer, he has masterfully brought our teams together and provided clear direction. People across the insurance industry enjoyed working with Jim during his recent service on the board of trustees for the American Institute of Chartered Property Casualty Underwriters and the Insurance Institute of America. He also served our community through membership in the Cincinnati Scholarship Foundation.”

Kenneth W. Stecher, president and chief executive officer, remarked, “While we will continue to work with Jim at the board level, we’ll miss his hands-on daily involvement. Jim has been a friend and mentor. His influence has led to many solid and unified decisions that help us prepare for a bright future.”

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability insurance and annuities. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. CSU Producer Resources Inc., our excess and surplus lines brokerage, serves the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financial services. For additional information about the company, please visit www.cinfin.com.

Mailing Address:

Street Address:

P.O. Box 145496

6200 South Gilmore Road

Cincinnati, Ohio 45250-5496

Fairfield, Ohio 45014-5141

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